UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  December 12, 2006

ACUSPHERE, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-50405	04-3208947
(State or Other	(Commission	(IRS Employer
Jurisdiction of	File Number)	Identification No.)
Incorporation)

500 Arsenal Street

Watertown, Massachusetts 02472

(Address of Principal Executive Offices)(Zip Code)

Registrant’s telephone number, including area code (617) 648-8800

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

This Current Report on Form 8-K shall not constitute an offer to sell, or the solicitation of an offer to buy, the securities described herein, nor shall there be any sale of these securities in any jurisdiction or state in which such offer, solicitation or sale would be unlawful.

Item 7.01               Regulation FD Disclosure

On December 12, 2006, Acusphere issued a press release announcing the consummation of the previously announced “registered direct” offering resulting in receipt by the Company of approximately $23.8 million net proceeds, after deducting placement agent fees and estimated offering expenses. In the offering, the Company issued 9,259,254  units, each unit consisting of (i) one share of common stock and (ii) one warrant to purchase 0.4 shares of common stock at an exercise price of $3.11 per share, for a purchase price of $2.75 per unit.  Units are not issued or certificated. The shares of common stock and warrants are immediately separable and will be issued separately.  The warrants will be exercisable beginning on June 12, 2007 and until December 12, 2011.  A copy of this press release is furnished hereto as Exhibit 99.1.

Item 8.01               Other Events

On December 12, 2006, Acusphere consummated the sale of 9,259,254 units in a “registered direct” offering, each unit consisting of (i) one share of common stock and (ii) one warrant to purchase 0.4 shares of common stock at an exercise price of $3.11 per share, for a purchase price of $2.75 per unit.  Units are not issued or certificated. The shares of common stock and warrants are immediately separable and will be issued separately.  The warrants will be exercisable beginning on June 12, 2007 and until December 12, 2011.

Item 9.01               Financial Statements and Exhibits.

(d)  Exhibits.

Exhibit No.	Description

99.1	Press Release dated December 12, 2006, furnished herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ACUSPHERE, INC.

Dated: December 12, 2006	By:	/s/ John F. Thero
		Name:	John F. Thero
		Title:	Senior Vice President and Chief
Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release dated December 12, 2006, furnished herewith.